Exhibit 10.1

AMENDED AND RESTATED SPONSORSHIP AGREEMENT

This Amended and Restated Agreement (“Agreement”), entered into on this 31st day of July 2025, between Goat Farm Sports, LLC, a New Jersey limited liability company (“GFS”), a New Jersey company with offices located at 14 Hemlock Road, Columbia, New Jersey 07832, and Signing Day Sports, Inc., a Delaware corporation (“SDS”), with an address of 8753 East Hartford Road, Suite 100, Scottsdale AZ 852260. GFS and SDS are also referred to herein as a “Party” and together the “Parties”. This Agreement amends and restates the Sponsorship Agreement, dated January 30, 2025, by and between GFS and SDS.

Whereas, GFS is in the business of producing annually, a global branded all-star football event that has been referenced as the U.S. Army Bowl, the All-American Bowl, and/or the Military Appreciation Bowl (the “Bowl”), along with a branded combine event along with other football events including regional football combine events and academies throughout each year from 2024 through 2025 (the “Events”); and

Whereas, SDS provides football recruiting service, assistance, technology and support to athletes, parents, coaches, and colleges and wishes to be the National Recruiting Partner to the Bowl and Events, purchase the official recruiting category, and receive the branding, media, data, exposure and outreach to coaches, players, participants and spectators of the Bowl and the Events.

Now, therefore, the Parties agree as follows:

A.	Official Designations, Service and Concept

1.	SDS shall be recognized as the “National Recruiting Partner” and will be identified as such in any materials, announcements, notifications, emails, social media, wherever the Bowl is identifying sponsors, partners and Bowl programs for a two-year term for two consecutive Bowl games starting with the 2024 Bowl through the 2025 Bowl.

2.	As a National Recruiting Partner, SDS shall receive the benefits and contribute to the partnership the benefits or services listed in Exhibit A.

3.	No other person or entity shall be identified as a “National Recruiting Partner” and GFS shall not offer any other person or entity benefits for a National Recruiting Partner package.

4.	Over the duration for this agreement, SDS will have the right to activate at each of the Bowl and the Events and any other football events during the Event known as “Bowl Week” (“Bowl Week”) in the Frisco region at all such events operated by GFS, as well as have the right to activate nationally or internationally, wherever GFS produces and owns such football event (i.e. grassroots event) which can include showcase events, academy events, combine events, 7v7 events, All-American Selection Events, quarterback events that may include training or showcase events, rankings shows, or any reality show series dedicated to high school football athletes that GFS owns and produces.

B.	Major Elements of the Bowl Sponsorship Program

1.	SDS shall be recognized as the National Recruiting Partner of the Events.

2.	GFS will provide SDS with a deliverable document that specifies in greater detail a schedule of items to be delivered to SDS as required under this Agreement, including the deliverable dates of such items and the unique specifications for all the activation elements, and will update the document from time to time.

3.	No materials bearing SDS name, logo, copyrights, trademarks or taglines (the “SDS Marks”) will be used without permission and consent of SDS and GFS will endeavor to show SDS all such materials before they are made public. All SDS marks belong to and remain the sole property of SDS. Upon termination of this Agreement, usage of SDS marks by GFS shall cease immediately other than use of the SDS marks already incorporated into alumni or pre-produced materials.

4.	GFS hereby grants SDS a limited, non-exclusive license to use the trademarks, copyrights, service marks, logos, slogans and other identifying indicia and symbols of GFS, the Bowl, and the Events on a royalty-free basis in connection with advertising, promoting and activating the Bowl and the Events. Notwithstanding the foregoing, ownership of GFS’ marks shall remain the property of the GFS.

5.	Each party agrees not to injure, defame, disparage or otherwise degrade the other party’s marks, or to bring such marks into disrepute or otherwise impair, tarnish or diminish the value thereof.

6.	The parties shall mutually agree to all co-branded design elements for Bowl promotion.

7.	Both parties will work towards creating event sales packages with “baked-in” services by SDS as well as incentives (“drivers”) for additional revenue opportunities for the Bowl from SDS sales, and revenue sharing opportunities for both parties from clients or partners who can access or leverage SDS ability, technology, services or expertise (i.e. The Army).

8.	SDS will have until July 31, 2025, to elect to sponsor the Ladies Ball event girls’ basketball series which will target 750-1,000 high school athletes. If SDS elects such option, a separate agreement will be formed between the Parties and SDS will pay $7,500 to GFS by October 1, 2025. Both parties would then form an acceptable activation plan. If SDS declines to sponsor such event, GFS may sell the recruiting category to another company.

C.	Value

1.	SDS agrees to support the Events by making the following payments (each, a “Sponsorship Payment”) for the Events on the following schedule:

a.	$150,000 to be paid on or before January 30, 2025;

b.	$50,000 to be paid on or before September 1, 2025; and

c.	$100,000, reduced by the total of each earned but unpaid Stipend (as defined in Exhibit A hereto) for the 2025 Bowl to be paid on or before December 21, 2025, and further provided that if the total of each earned but unpaid Stipend exceeds $100,000, then no such payment shall be due, and GFS will pay the difference between earned but unpaid Stipends and $100,000 to SDS by December 22, 2025.

D.	Media Rights; Publicity

1.	GFS hereby grants SDS the rights to publish, use and display footage, images, photographs, audio and any other recordings of the Events and the players and teams participating therein in any and all media, including print and/or digital and social media, throughout the world, for no additional fee. GFS represents and warrants that GFS will secure releases (e.g., model/talent releases) from all players and team personnel to permit SDS to perform the actions described in the prior sentence without infringing on another’s copyright or trademark, or violating any person’s right of privacy or publicity.

2.	The parties shall work together in good faith in connection with public relations events, communications and opportunities. GFS shall not issue any press release regarding the partnership without first providing SDS a reasonable period of time to review and provide feedback (which period of time shall in no event be less than three business days).

3.	GFS shall provide SDS with copies of and the right to use any on-air content packages, pre-game promos or other video/photography footage taken by or at GFS’s direction of players practicing/training in SDS apparel or engaging with SDS recruiting services. GFS represents and warrants that GFS has secured releases (e.g., model/talent releases) from all players and team personnel to permit SDS to perform the actions described in the prior sentence without infringing on another’s copyright or trademark, or violating any person’s right of privacy or publicity.

4.	GFS shall provide SDS with its digital and broadcast promotional schedule, as well as creative assets to be utilized prior to and during the Events. GFS shall provide SDS its good faith estimates as to impressions and engagements related to such promotional and creative assets.

5.	Following each of the Events, GFS shall provide SDS information reasonably requested relating to any domestic or international engagements via sales or leads on social media related to the Events.

E.	Other Terms

1.	Term.

a.	The term of this Agreement shall commence upon the date first written above and terminate on December 31, 2025.

b.	Both Parties will agree to a 60-day window before the expiration of this Agreement by which both Parties in good faith will engage in renewal discussion.

c.	During this term, SDS will have the right to use any Bowl images for promotional purposes. SDS will share for approval any image it requests to use for such purposes and allow GFS three (3) business days to review such request.

2.	Exclusivity. During the term of this Agreement, GFS may not sell or partner with any other company in the football recruiting space or direct competition with SDS for its football events, and SDS may not contract or partner with any other company for a national football combine that is in direct competition with the Bowl, unless this Agreement is breached, a required payment is not made on any of the scheduled dates, or the other party provides prior written consent in its sole discretion, except that GFS shall be permitted to partner with CurvAI for the 2025 Bowl.

3.	Additional Representations and Warranties and Indemnifications.

a.	SDS and GFS represent and warrant that both Parties:

i.	Have the right, power and authority to enter into this Agreement;

ii.	Entering into this Agreement does not violate any agreement between the parties and any third party;

iii.	Covenant and agree to fully indemnify and hold harmless each other, its employees, officers, directors, volunteers and representatives individually or collectively, from and against any and all costs, claims, liens, damages, losses, expenses, fees, fines, penalties, proceedings, actions, demands, causes of action, liability and suits of any kind and nature, including but not limited to, personal or bodily injury, death and property damage, made upon either party directly or indirectly arising out of, resulting from or related to the Bowl or the Events under this Agreement that are caused by such party or its agents or employees. GFS further agrees to indemnify and hold harmless SDS for any third-party claims that the Events infringe upon such third party’s intellectual property rights.

4.	No Assignment. The parties may not assign this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its rights or obligations hereunder to any unrelated third party, without the prior written consent of the other party.

5.	Termination. Each party may immediately terminate this Agreement in event of notice of breach by the other party and such other party’s failure to cure such breach (if curable) within twenty (20) business days of written notice of such breach.

6.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or via overnight mail (with tracking).

7.	Severability. If any provision in this Agreement is found to be invalid or unenforceable, such provision shall be excluded from the Agreement, which shall continue to be valid and enforceable in all other respects to the fullest extent allowed by law.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to any choice of law or conflict of law rules or provisions. The parties agree to the personal jurisdiction of the state and federal courts in New Jersey for any lawsuit or legal proceeding that arises from or relates to this Agreement

9.	Force Majeure. No party shall be liable to another for failure to comply with any of the terms and conditions of this Agreement when such failure to comply is beyond the reasonable control of the parties.

10.	SDS Activation Costs. SDS will pay for any and all activation expenses including but not limited to signage, TV spots, promotional materials, handouts, build-outs, on-site displays, AV equipment, giveaways (trophies), staff travel and lodging and any other elements needed for activation as determined in SDS’s reasonable discretion, except as included in the benefits package as set forth on Exhibit A. Except as expressly set forth in this Agreement, each party will be responsible for its own expenses relating to the promotion and conduct of the Events.

11.	Insurance. Upon SDS’s request, within 30 days prior to the commencement of the Events, GFS shall deliver to SDS a Certificate(s) of Insurance evidencing commercially reasonable coverage for the Events. Upon SDS’s reasonable request, such certificate(s) shall add SDS as an additional insured and GFS shall notify SDS if any policy is cancelled for any reason prior to the expiration date of the policies.

12.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and may be amended or modified only with the mutual written consent of both parties.

(signature page following)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SIGNING DAY SPORTS, INC	GOAT FARM SPORTS, LLC

Signature:	Signature:

/s/ Daniel Nelson	/s/ Richard McGuinness

Name:	Name:
Daniel Nelson	Richard McGuinness

Title:	Title:
Chief Executive Officer	Chairman

Date	Date:
July 31, 2025	July 31, 2025

Exhibit A

Sponsorship Benefits and Services

A.	Bowl Promotional and Media Package; Insurance

1.	GFS will provide SDS a media and promotional package for any “Selection Tour” events (“Selection Tour”), the Bowl, the Events, and the Bowl television show.

2.	Any Selection Tour will include: SDS branding, SDS pop-banners, SDS tablecloths and SDS signage.

3.	Bowl Week will include: SDS branding, SDS pop-banners, SDS tablecloths and SDS signage at all important locations such as event venues, hotel, registration areas, and the Bowl venue.

4.	Bowl Week will also include SDS speaking opportunities to athletes and parents, in-game venue elements such as video board displays, public announcement reads, access to athlete databases and promotional materials provided to athletes on-site.

5.	SDS will receive a complimentary ticket package of 100 general admission game tickets and 10 VIP tickets to distribute to its non-SDS guests.

6.	The Bowl television show will include at least six :30 TV Spots dedicated to SDS, two billboards dedicated to SDS and in-Game b-roll segment dedicated to SDS and in-game interview with a SDS Rep. GFS will, in good faith, utilize SDS’s Jeffry Hecklinski in the television show as talent provided the Bowl television partner consents.

7.	There will be no additional costs to SDS for any of the benefits described above, beyond the costs listed below and any costs needed for SDS branding elements (i.e. signage, popups) which will be produced by SDS or at SDS’ cost.

8.	GFS will build out with SDS a website presence for the Bowl and a social media promotional schedule acceptable to both parties promoting SDS during the year and leading up to the Bowl.

9.	Provided GFS or the Bowl television partner does not sell the college announcement package (annually), SDS will have the rights to brand and build a college announcement booth acceptable to GFS and the television partner for college announcement by selected Bowl athletes.

10.	If GFS sells the college announcement package (annually), GFS will, in good faith, provide SDS activation or secondary rights to the announcement platform, that is acceptable to GFS, the title sponsor of the college announcements, and the Bowl television partner.

11.	SDS or any of its executive officers may help develop the website and registration site through Shopify and/or other platforms for the Events known as the “National Combine” (the “National Combine”) and Bowl through EventConnect and/or other platforms. SDS will have full data access rights to EventConnect and any other such platform. The terms of selling consumer products through any such website and registration site will be as follows: Net profits from consumer products with co-branding will be split 50/50, while all non-co-branded items will result in 100% of proceeds to the respective party. SDS will manage all cash flows via the registration site.

12.	SDS will list GFS as an “additional insured” on any applicable insurance policy at GFS’s request, subject to insurer approval.

13.	SDS may not add sponsors to any Event without agreement by GFS. If SDS solicits an approved sponsor for any Event, it will be entitled to a commission or revenue share by GFS for the life of such agreement. Such terms will be discussed, and if approved by both parties, will be memorialized in an email or separate agreement outlining such terms. GFS will contract and invoice all sponsors for payments.

B.	National Combine During Bowl Week

1.	SDS will provide for all testing for all athletes at the National Combine during Bowl Week, which includes physical measurements at registration and on-field combine testing events.

2.	SDS will also provide all staff, equipment, data collection and branding for those activities.

3.	For the above referenced testing and measurements, GFS will provide adequate space for registration and an acceptable venue for performance testing that features an indoor 100-yard field.

4.	SDS will receive a $60 stipend (“Stipend”) per athlete who attends the National Combine and pays the full registration fee. If an athlete makes full payment but does not participate in the event, and such registration fee is not refunded by GFS due to current Bowl policy, such athlete will be given a profile by SDS, offered free admission at a regional combine, and SDS will receive the Stipend. Additional combine events that are added (e.g., Girls Flag Football Combine or Middle School Combine) will be considered a part of the National Combine series and SDS will receive the Stipend with respect to each athlete who attends such additional combine events or as otherwise agreed. Notwithstanding the above, if GFS fully refunds the registration fee for any athlete in accordance with a refund policy previously agreed to by SDS, GFS will not be required to provide the Stipend for such athlete.

5.	GFS and SDS may award and provide for up to 10 full official Bowl scholarships (five from each Party) for athletes “in need” which will be honored by SDS and GFS with SDS and GFS providing the full benefits of a full paid athlete scholarship without charge. SDS will manage and pay the scholarship funds for each official Bowl scholarship to each scholarship awardee. GFS will pay 50% of the costs of each official Bowl scholarship to SDS, provided, that (i) SDS will be solely responsible for any costs of any scholarships awarded by SDS in excess of its allotment of five scholarships or to any athlete that does not satisfy need-based criteria to be agreed to by the Parties, and (ii) GFS will pay SDS 100% of the cost of any official Bowl scholarship awarded by GFS in excess of its allotment of five scholarships or to any athlete that does not satisfy need-based criteria to be agreed to by the Parties.

6.	Provided the full Sponsorship Payment is made by SDS to GFS at each scheduled time listed below, the Agreement will provide that all Stipend obligations for the National Combine from GFS will be reconciled by January 1st of each year and GFS will make the required payments to SDS every Stipend within 5 business days of receiving the annual Sponsorship Payment from SDS.

7.	No athlete data will be shared with any third parties unless approved by GFS and SDS in writing, unless such third party is currently contracted with SDS with information-sharing rights (e.g., Catapult).

8.	SDS will have the exclusive right to activate a substantial promotional campaign during the year and leading up to the Bowl to promote the National Combine using social media, email campaign and other tactics useful to promoting the event.

9.	Both parties will agree to a plan and schedule. Such plan will be outlined in writing and discussed by both parties. The sales target for the 2025 Bowl is 1,500 fully paid athletes. Additional payments to SDS will be agreed to and established annually for other programs during Bowl Week (e.g., Girls Flag Football Combine) that SDS participates in.

C.	Regional Combines; Academy

1.	On an annual basis, during the term of the Agreement, GFS will allow SDS to manage a specified number of regional combines through a licensing arrangement. The cities for these events will be agreed to in writing by January 31st of each year. Not in limitation of any of the foregoing (including Section B.4. of this Agreement), SDS will have a license to the name and marks of the National Combine and the Bowl. There will be no license fee for regional combine events in 2025.

2.	At such events, SDS will have the exclusive responsibility for all of the Events included in such regional combines and related staffing costs, as listed below, and enjoy all profits and incur all losses for each regional combine Event including any costs for cancellation. SDS will agree to provide, at its cost, the following: venue, athlete apparel, travel and hotel and transfer costs for all staff and coaches, insurance, coaching stipends, meals for staff and other costs related to such Event.

3.	All costs that fall outside of SDS normal corporate activities, including as to venues, coaches, contractors, or trainers, will be memorialized by SDS in an email or formal agreement. SDS will further agree to have the proper insurance for each venue, and a certified trainer in good standing within that state on-site for all on-field activities.

4.	Regional combine Events may include Bowl branding provided by GFS, invitations to the National Combine and Bowl selections as approved by the Bowl selection committee.

5.	SDS will provide reasonable costs for travel and hotel (1 night), and a $250 payment to one (1) Bowl representative to speak on behalf of the Bowl and promote the Bowl at regional combine Events, the National Combine and any other Bowl program managed by GFS. GFS will provide SDS with a 14-day notice as to the name of the Bowl representative for the purposes of travel scheduling and booking for each regional event.

6.	At licensed regional combine Events, any GFS-organized academy targeting youth, middle school, or high school athletes will not interfere with SDS regional combine activities or pricing. Any such academy will feature a 1-day combine managed and operated by SDS.

7.	GFS will secure the rent for the facility used for any academy and share such costs with SDS with the intent of lowering operating costs (overall) where possible for both parties. GFS will also attempt to secure free or discounted hotel rooms, volunteer support, and operations support for SDS with transportation of equipment and signage.

8.	GFS will sell the services of any such academy to high school athletes and apportion $135 of any academy fee to SDS for any participation by the athletes in the combine portion of the Event, subject to change by the agreement of the parties. The names of such athletes will be provided to SDS pre-Event.

9.	SDS will be responsible for sales for any regional combine Event (whether or not such Event including any GFS-organized academy). SDS will also support sales for the any GFS-organized academy and receive the standard commission based on the rate received by the academy’s regional directors.

10.	Any Bowl academy targeting youth, middle school, or high school athletes that does not interfere with or participate in regional combine activities or pricing will not be subject to the foregoing requirements.

11.	Any regional combine Events that will include a GFS-organized academy will be agreed upon between the parties and subject to SDS’s final discretion.

12.	GFS will have final approval on all communication to athletes and parents not to be unreasonably held. GFS will agree to provide feedback within 24 hours of receipt of any intended communication proposed by SDS.

D.	Selection Team

1.	GFS will manage, oversee, and have final authority on all the Bowl selectees. SDS will appoint one member of the SDS team to join Joe Ray and Tom Lemming on the Bowl Selection Team to review possible Bowl selections for each Bowl class. The Bowl Selection Team will meet and review candidates monthly and will target October 1 of each year to be finalized with the selections. GFS will be responsible for all follow up communications with each selected athlete for the purposes of travel plans, paperwork, apparel, tour scheduling, Bowl tickets and all Bowl related needs.

2.	Participants selected from the Regional Combine Series will be added. Any invitation to a 4-star or 5-star athlete will be communicated to Joe Ray and Tom Lemming. At least 1 athlete will be selected from each regional combine Event that is not a highly rated player that performs at a high level and their bio will be provided after each combine to the Selection Team . SDS representatives will recommend the athlete(s) to the Selection Team or any Bowl selector on site. Once affirmed, SDS may present a jersey to the athlete on site before the end of the Event, if there is no Bowl representative on site.